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                                                                    Exhibit 10.3

SERVICES AGREEMENT

In Seville, on January 1, 2004.

APPEARING

On the one hand Mr. Miguel Angel Jimenez de Velasco-Mazarlo, of legal age, inhabitant of Seville, with domicile for these purposes in Avda. De la Buhaira, 2, and with National Identity Document no. 28874696 J and Mr. Jose Marcos Romero, of legal age, inhabitant of Seville, with domicile for these purposes in Avda. De la Buhaira, 2, and with National Identity Document no. 27883847, for and on behalf of the Company ABENGOA, S.A. (hereinafter "Abengoa" or "supplier of services"), with registered office and tax domicile in Seville, Avda. De la Buhaira, 2, recorded in the Mercantile Register of this city, sheet 2921, folio 107, Companies volume 47 and with Corporate Tax Identification no. A-41-002288.

And on the other hand Mr. [ ], of legal age, with National Identity Document no. [ ], acting for and on behalf of [ ] (hereinafter "Telvent" or "receiver of services"), with registered office and tax domicile in [ ] ([ ]) in [ ], recorded in [ ] and with Corporate Tax Identification no [ ].

Hereinafter, Abengoa and Telvent shall jointly be termed the "Parties".

Acknowledging that each other has the necessary legal capacity to enter into contract and be bound thereby on behalf of the Companies that they represent, acting as stated above:

RECITALS

I. Telvent has as its principal activity [ ] and requires for carrying out said activity the professional services (hereinafter the "Services") described in clause 1 of this Agreement.

II. "Abengoa" has at its disposal the means, structure, institutional connections and resources to aid in the realization of the aforementioned Services.

III. Thus, Telvent is interested in contracting the services provided by Abengoa and Abengoa is interested in providing said services.

IV. Therefore, it being in the interest of both parties to regulate their mutual relations, both parties formalize the present services agreement (hereinafter "the Agreement") with Abengoa subject to the following

CLAUSES

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One. - Purpose

The purpose of this Agreement consists of the rendering of consulting, cooperation and technical support services by Abengoa to Telvent in the activities carried out by the latter, which have been generically described in Recital I above, in order to improve and expand its business capacity both in Spain and abroad in accordance with the terms and conditions of this Agreement.

In particular, and merely by way of example, Abengoa's services include:

1.1      Generic Services:

- Finance management: Global negotiation of Telvent's funding lines: long and short term credit loans, factoring, deferred payment, underwriting and other financial instruments. Assistance in the processes of analysis and contracting of project finance. If necessary, all these lines are backed by the guarantee of the parent company.

- Centralized asset management: Possibility of placing surplus cash, at market values.

- Legal advice, legal assistance for the governing body and shareholders' meeting of Telvent, international legal support in countries in which the presence of Telvent is not extant.

- Institutional support with international multilateral financing organizations (IDB, World Bank etc.)

- Institutional commercial assistance through services rendered to Telvent in the commercial offices of Abengoa in those countries in which Telvent is not represented.

- Support in providing official global ratings.

- Tax advisory services: Assistance in special situations (inspections) and coordination of contacts with third parties. Elaboration of the consolidated corporation tax for the tax group. Elaboration of tax consultancy in complex processes (acquisitions).

- Negotiation and optimization of global corporate insurance policies covering Telvent's risks.

- Providing of guarantees and endorsements in favor of Telvent.

- Services including internal publicity, corporate image and institutional relations.

- Human resource services: Analyses and reports on comparative wages.

1.2. Specific support services upon request

Comprising those not expressly included in the previous section, for which Telvent shall commission Abengoa explicitly and punctually those specific services which Abengoa shall provide within the scope of global assistance to which this Agreement binds both Parties.

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Two. - Price

2.1. Abengoa shall receive as compensation for the services indicated in clause 1.1., applicable for the year 2004, the sum of [ ] Euros ([ ] Euros), in relation to which the corresponding VAT shall be calculated in accordance with the applicable regulations in force at the given time, and which shall be billed each quarter in advance in four equal parts within the first fifteen days of the relevant quarter.

For collection of the agreed price and associated expenses, Abengoa will present Telvent with bills, which shall be paid by the latter to Abengoa within the calendar quarter.

For services rendered upon request as indicated in clause 1.2, the parties shall agree to, in each case at market values, the consideration to be paid by Telvent to Abengoa for each specific service requested and rendered during the term of this Agreement.

2.2. Ordinary expenses for travel, business stays and maintenance shall be paid by Telvent to Abengoa upon the presentation of the corresponding receipts up to the maximum agreed upon for each case.

2.3. Special expenses must be previously approved by Telvent as a condition for reimbursement to Abengoa.

2.4. Determination of the consideration fixed in point 2.1 above has been established in accordance with the current volume and expected growth of Telvent's activity for the present tax/business year, accepted by the Parties as the most adequate reference amount given that the services have been requested of the supplier of services by the receiver of services based on said activity. Notwithstanding, should the receiver of services request additional and/or special services, the Parties may agree to compensation for each specific case.

2.5. The prices agreed upon in clause 2.1 above will be revisable annually from the 1st of January of 2005 in accordance with the variations of the Consumer Price Index (IPC) published by the National Institute of Statistics or any body replacing it, or by means of updating criteria freely determined by the Parties for each annual period and which in each case will be included as a Schedule to this Agreement, forming an integral part of the same.

Three.- Duration.

This Agreement shall enter into force on January 1, 2004, and shall have an initial duration of one year. However, it shall be extended for periods of one year provided neither of the Parties communicates to the other with a minimum prior notice of 30 days its intention to terminate it, and if such communication is made Telvent shall pay any amounts pending payment, without any indemnification becoming due between the Parties.



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This Agreement represents the entire agreement between the Parties and cancels all prior agreements, arrangements and communications between the Parties, whether verbal or in writing, in relation to the purpose of this Agreement.

Thus do the Parties in these proceedings rescind, terminate and render null and void the previous services agreement that they had entered into, at the same time declaring that they have no claim in relation thereto.

Four.- Rendering of the Service

4.1. For the performance of the functions entrusted to it, Abengoa shall facilitate to Telvent any documentation necessary and the presence, as deemed appropriate, of its own technicians and specialists, whenever this is deemed appropriate.

For its part, Abengoa shall employ all material and human resources necessary for such ends.

4.2. The Parties shall on a regular basis hold meetings in which Abengoa shall inform on the management, planning, monitoring and control, together with the work carried out in the period leading up to this. Such meetings shall take place either in the registered office of Telvent or of Abengoa, on a monthly, quarterly or other basis as is convenient, by agreement of the Parties.

4.3. Abengoa shall inform Telvent on a timely basis of the progress and results of the services entrusted to it.

Five. Confidentiality

5.1. The Parties undertake to respect the confidential nature of the information received from the other Party, not being entitled to reveal the commercial knowledge and/or secrets thereof, even after the Agreement has ended, and shall be liable for any breaches of such obligation whether directly or by the employees thereof.

5.2. At the end of the Agreement, for any reason, Abengoa shall deliver any documentation and information (technical or commercial) that it has received from Telvent.

5.3. This Agreement is based on the principle of loyalty, and therefore the Parties may deem it to be terminated if, in their opinion, the other Party breaches such commitments.

Six. Ownership of Documentation

All documentation generated whilst this Agreement remains in force or as a consequence thereof and that is related to the purpose thereof shall be the property of Telvent, and therefore use thereof for any purposes by Abengoa must be authorized in advance by Telvent.

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Seven. Assignment

The Parties may not subrogate any third party to the rights and obligations of this Agreement unless written agreement is obtained in advance.

Eight. Termination of the Agreement

In addition to the events in this Agreement, the following shall be grounds for termination of the Agreement:

          a)   Breach by either of the Parties of any of its clauses.

          b) Insolvency, bankruptcy, creditors' arrangements, suspension of payments or court-ordered or amicable liquidation of either of the Parties.

          c)   By mutual agreement, with the effects thereby established.

Without prejudice to the above, Telvent may at any time, and with sixty (60) days' advance notice, reduce or eliminate any of the services mentioned above expressly in clause 1.1.

Nine. Jurisdiction

This Agreement shall be governed by Spanish law, and any differences arising between the Parties with respect to the interpretation, performance, execution or termination thereof in whole or in part shall be resolved by means of arbitration at law subject to Law 60/2003, of December 23, 2003, and supplementary provisions, which shall be held in Seville (Spain). Each Party shall assign an arbitrator, and the third shall be designated by the arbitrators thus appointed, and shall act as Chairman of such Arbitration. The arbitration award shall be binding on the Parties and shall be issued within two months following establishing of the arbitration. If the Parties are not able to agree the appointment of the arbitrators, they shall submit to the jurisdiction of the courts of Seville for the judicial establishment of the arbitration.

And in witness whereof of all the foregoing, the Parties sign this Agreement in two counterparts and making one sole agreement, in the place and on the date first mentioned above.

For                                                        For
Abengoa, S.A.                                              Telvent

Signed: Mr. Miguel Angel Jimenez de Velasco-Mazario        Signed: Mr. [ ]

Signed: Mr. Jose Marcos Romero
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                                                                      Appendix 1



The following chart illustrates the material terms of the services agreements that have been entered into:

               RECIPIENT OF SERVICES                            AMOUNT (EUROS)
               ---------------------                            --------------
       Telvent Trafico y Transporte, S.A.                       E 981,967 + VAT
       Telvent Portugal, S.A.                                   E  23,006 + VAT
       Telvent Brasil, S.A.                                     E 171,283 + VAT
       Telvent Canada Ltd                                       E 385,575 + VAT
       Telvent Mexico, S.A. de C.V.                             E 128,622 + VAT
       Telvent Outsourcing, S.A.                                E   9,562 + VAT
       Telvent USA Inc                                          E 125,466 + VAT
       Sainsel Sistemas NAvales, S.A.                           E 140,040 + VAT
       Telvent Housing, S.A.                                    E 157,094 + VAT
       Telvent Interactiva, S.A.                                E  90,327 + VAT
       Telvent Energia y Medio Ambiente, S.A.                   E 655,342 + VAT